Exhibit 99.1

                         CCBT FINANCIAL COMPANIES, INC.

                        2001 DIRECTORS' STOCK OPTION PLAN

1.   Purpose.

     The purpose of this 2001 Directors' Option Plan (the "Plan") of CCBT Financial Companies, Inc. (the "Company") is to promote the recruiting and retention of highly qualified outside Directors of the Company and of Cape Cod
Bank and Trust Company (the "Bank") and to strengthen the commonality of interest between directors and stockholders.

2.   Administration.

     The Plan will be administered by the Board of Directors of the Company, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. Grants of stock options under the Plan and the amount and nature of the awards to be granted shall be automatic and nondiscretionary in accordance with Section 5. However, all questions of interpretation of the Plan or of any options issued under it shall be determined by the Board of Directors and such determination shall be final and binding upon all persons having an interest in the Plan. No director shall be liable for any action or determination under the Plan made in good faith.

3.   Participation in the Plan.

     Directors of the Company or of the Bank who are not employees of the Company shall be eligible to be granted options under the Plan.

4.   Stock Subject to the Plan.

     (a) The maximum number of shares which may be issued under the Plan shall be 220,000 shares of the Company's Common Stock, $1.00 par value per share ("Common Stock"), subject to adjustment as provided in Section 8.

     (b) If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan.

     (c) All options granted under the Plan shall be non-qualified options which are not intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

5.   Terms, Conditions and Form of Options.

     Each option granted under the Plan shall be evidenced by a written agreement in such form as the Board of Directors shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

     (a) Option Grant Dates. Options shall be granted automatically to all eligible directors as follows:

          (i) at the close of the 2001 annual meeting of stockholders, each newly elected or continuing non-employee director of the Company shall be granted an option to purchase 5,000 shares of Common Stock and each newly elected or continuing non-employee director of the Bank shall be granted an option to purchase 2,500 shares of Common Stock;

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          (ii) at the close of each annual meeting of stockholders  held in 2002 and thereafter, each newly elected or continuing non-employee director of the Company shall be granted an option to purchase 4,000 shares of Common Stock and each newly elected or continuing non-employee director of the Bank shall be granted an option to purchase 2,000 shares of Common Stock; and

          (iii) an individual who serves as both a director of the Company and of the Bank shall receive the option reserved for Company directors and not both the options reserved for Company directors and Bank directors.

     (b) Option Exercise Price. The option exercise price per share for each option granted under the Plan shall equal the closing price per share of the Company's Common Stock on the NASDAQ System, or the principal exchange on which the Common Stock is then listed, on the date of grant (or if no such price is reported on such date, such price as reported on the nearest preceding date on which such price is reported).

     (c) Vesting. Each option grant shall vest at a rate of 25 percent of the grant on each anniversary of the date of grant so long as the optionee remains a non-employee director of the Bank or the Company on each such anniversary.

     (d) Options Non-Transferable. Each option granted under the Plan by its terms shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution and shall be exercised during the lifetime of the optionee only by such optionee.

     (e) Exercise Period. Each vested option may be exercised at any time and from time to time, in whole or in part, prior to the tenth anniversary of the date of grant.

     (f) Exercise Procedure. Options may be exercised only by written notice to the Company at its principal office accompanied by payment of the full consideration for the shares as to which they are exercised.

     (g) Payment of Purchase Price. Payment of the exercise price may be made, at the election of the optionee, (i) by delivery of cash or a check to the order of the Company in an amount equal to the exercise price, (ii) by delivery to the Company of shares of Common Stock of the Company already owned and held by the optionee for at least six months and having a fair market value equal in amount to the exercise price of the options being exercised, or (iii) by any combination of such methods of payment. The fair market value of any shares of Common Stock which may be delivered upon exercise of an option shall be determined by the Company as of the date that such shares are delivered.

6.   Assignments.

     The rights and benefits under the Plan may not be assigned except as provided in Section 5.

7.   Limitation of Rights.

     (a) No Right to Continue as a Director. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company or the Bank will retain a director for any period of time.

     (b) No Stockholder Rights with respect to Options. An optionee shall have no rights as a stockholder with respect to the shares covered by his or her option until the date of the issuance to him or her of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

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8.   Adjustment Provisions.

     (a) Recapitalizations. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to any then outstanding options under the Plan, (iii) the price for each share subject to any then outstanding options under the Plan, without changing the aggregate purchase price as to which such options remain exercisable, and (iv) the formula provision set forth in Section 5.

     (b) Mergers. In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding options: (i) provide that such options shall be assumed or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the optionees, provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice, and/or (iii) in the event of a merger under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to the optionees equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding options in exchange for the termination of such options.

9.   Amendment of the Plan.

     The Board of Directors shall have the right to amend or modify the terms and provisions of the Plan and of any outstanding option; provided, however, that the termination or any modification or amendment of the Plan and of any outstanding option shall not, without the consent of an optionee, adversely affect his or her rights under an option previously granted to him or her.

10.  Notice.

     Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Chief Executive Officer of the Company and shall become effective when it is received.

11.  Effective Date.

     The Plan shall become effective when adopted by the Board of Directors, but no options granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's stockholders.

12.  General Obligations.

     (a) Investment Representations. The Company may require any person to whom an option is granted, as a condition of exercising such option, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

     (b) Compliance With Securities Laws. Each option shall be subject to the requirements that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any

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governmental   or  regulatory   body,  or  that  the  disclosure  of  non-public
information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such conditions shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration, qualification, consent or approval, or to satisfy such condition.

13.  Governing Law.

     The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the Commonwealth of Massachusetts.


                                         Adopted by the Board of Directors
                                         on February 1, 2001

                                         Approved by the Company's Stockholders
                                         on April 26, 2001